EXHIBIT 10.7

Zions Bancorporation

Senior Management Value Sharing Plan

Award Period: 2002 – 2005

Objective:

To provide an ongoing multi-year incentive for the senior managers of Zions Bancorporation and its subsidiaries which:

A. Focuses managers’ attention on the creation of long-term shareholder value;

B. Creates an incentive that promotes teamwork across departments and subsidiaries, and which encourages managers to balance profit center accountability with Company-wide goals; and,

C. Complements annual bonuses which reflect the achievement of annual objectives and the Company’s short-term profitability.

Eligibility:

Participants in the Plan will consist of specified members of the senior management group (and certain other key managers) of the Company and its major subsidiaries. Participants for each Award Period shall be specifically identified by the Company’s Board of Directors (the “Board”) or its Executive Compensation Committee (the “Committee”).

Allocation of Awards:

It is anticipated that during the first quarter of each year in which the Plan operates, the Board of Directors shall approve the establishment of a pool of Award Funds to be generated during the Award Period, according to the general formula outlined below. Participants shall be designated by the Board or the Committee. Claims against the pool of Award Funds for each Award Period shall be represented by Participation Units (“Units”), and each participant shall be allocated a specific number of Units by the Committee. The Units shall represent a pro-rata claim, in proportion to the total Units designated for that Award Period, on any Award Funds generated by the Plan during the Award Period.

Term:

Each Award Period shall consist of a continuous four-calendar-year period. The Plan is intended to constitute a “moving four-year-average” incentive plan, with the anticipation that a new Award Period would be designated each year, with multiple Award Periods overlapping one another. Nevertheless, the establishment of a new Award Period each year is subject to the Board’s discretion.

Determination of Award Funds:

The amount of Award Funds in the pool for each Award Period shall be a function of the Aggregate Cash Earnings Per Share (“ACEPS”) during the Award Period, together with the mathematical Average Tangible Return On Shareholders’ Equity (“TROE”) for each of the four years in the Award Period,

Aggregate Cash Earnings Per Share (“ACEPS”) shall be defined as the aggregate, over the four year Award Period, of each year’s Net Cash Income divided by average diluted shares outstanding. Net Cash Income shall be defined as net income before the cumulative effect of changes in accounting principles, plus the after-tax cost of amortized goodwill and core deposit (and similar) intangible assets, plus the after-tax cost of merger charges realized during the period.

Tangible Return on Shareholders’ Equity (“TROE”) shall be defined as the average, for each of the four years in the Award Period, of the Company’s Net Cash Income divided by the average Tangible Equity. Tangible Equity shall mean total common shareholders’ equity, less goodwill and core deposit (and similar) intangible assets.

Each year, the Committee shall establish minimum targets for TROE and ACEPS for the Award Period. These minimum targets are both be required to be reached in order for any Award Funds to be earned. Additionally, the Committee may designate Award Fund allocation amounts based upon the achievement of higher levels of TROE, with upward adjustments possible if higher levels of ACEPS are achieved. The Committee may also designate other conditions and adjustment factors to ensure the Plan’s integrity and consistency with shareholder and depositor interests.

The 2002-2005 Award Period formula for the determination of the value of Units is as indicated in the Appendix.

For the 2002-2005 Award Period, the following parameters shall be established, and adjustments made to the Company’s earnings calculations, for purposes of determining Award Funds available under the Plan:

1). The Plan is intended to create an incentive for increasing shareholder value. However, this is not to be accomplished by reducing capital levels or assuming extraordinary or unwarranted risks. Accordingly, it is expected that total risk-based capital levels shall be maintained at a level at least 125% of “well-capitalized” regulatory requirements, and average Tangible Equity shall be maintained at a level of not less than 6.0% of average tangible assets. For purposes of determining ACEPS and TROE, pro-forma charges to income in amounts sufficient to reflect any deficit in these capital ratios shall be made in the event these capital levels are not maintained.

2). The Company’s reserve levels are to be conservatively maintained. To the extent that the consolidated Allowance for Loan and Lease Losses is less than 100% of the peer group level, as expressed in terms of reserves/non-current loans as reported in the most current Uniform Bank Performance Report available at December 31, 2005, an appropriate adjustment shall be made to after-tax earnings (for purposes of calculating Award Funds only) to compensate for any deficit relative to the 100% minimum target level. Actual reserve levels are, of course, subject to Board and/or regulatory decisions. No upward adjustments shall be made in “pro forma” earnings in the event actual reserve levels exceed 100% of the peer group target.

3). With respect to any business combinations completed by Zions involving the exchange of Zions’ shares in pooling-of-interests transactions (prior to January 1, 2002), financial results prior to the acquisition dates shall, for the purpose of calculating ACEPS and TROE during the Award Period, be determined using Zions’ un-restated numbers.

Other Terms and Conditions:

The Plan is to be governed and interpreted by the Committee, whose decisions shall be final. The terms of the Plan are subject to change or termination at their sole discretion.

The Company shall retain the right to withold payment of Award Funds to participants in the event of a significant deterioration in the Company’s financial condition, or if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion.

Participants shall not vest in any benefits available under the Plan until the conclusion of each Award Period. Nevertheless, upon death, permanent disability, or normal or early retirement (unless upon early retirement the participant becomes employed by an entity which competes with Zions Bancorporation), participants (or their estates) shall be eligible to receive a proportionate share of Award Funds based upon the number of Units granted, and the number of full calendar quarters the participant was engaged as an officer of the Company or its subsidiaries prior to death, disability, or retirement.

The Units shall not be transferable without the express approval of the Committee, except to a spouse or immediate family members for the purposes of estate planning.

In the event of a change in control of the Company (as defined in the Company’s Change in Control Plan), the Plan will be terminated and payments shall be made in accordance with the provisions of section 3 (b) of the Change in Control Plan.

The Board may, at its sole discretion, alter the terms of the Plan at any time during an Award Period.

This document is intended to provide a guideline for the creation and distribution of incentive compensation. Nothing herein creates a contractual obligation binding on the Board, and no Participant shall have any legal rights with respect to an Award until such Award is distributed.

Earnings per share calculations shall be adjusted to reflect any stock splits, stock dividends, or other such changes in capitalization, at the discretion of the Committee.

The award of Units to any participant shall not confer any right with respect to continuance of employment by the Company or its subsidiaries, nor limit in any way the right of the Company to terminate his or her employment at any time, with or without cause.

APPENDIX

ZIONS BANCORPORATION VALUE – SHARING PLAN: 2002 – 2005

Calculation of Participation Unit Value

Aggregate Cash Earnings Per Share (“ACEPS”)

If the ACEPS is:

Over –	But not over –	The basic value of a Participation Unit is –
$16.56	$16.97	$.3793 plus $.0190	per each cent of the amount over $16.56
$16.97	$17.38	$1.1530 plus $.0285	per each cent of the amount over $16.97
$17.38	$17.81	$2.3362 plus $.0379	per each cent of the amount over $17.38
$17.81	$18.24	$3.9446 plus $.0474	per each cent of the amount over $17.81
$18.24	$18.68	$5.9940 plus $.0569	per each cent of the amount over $18.24
$18.68	$19.13	$8.5009 plus $.0664	per each cent of the amount over $18.68
$19.13	$19.59	$11.4817 plus $.0759	per each cent of the amount over $19.13
$19.59	$20.05	$14.9534 plus $.0854	per each cent of the amount over $19.59
$20.05	$20.53	$18.9333 plus $.0948	per each cent of the amount over $20.05
$20.53	$21.01	$23.4391 plus $.1043	per each cent of the amount over $20.53
$21.01	$21.51	$28.4888 plus $.1138	per each cent of the amount over $21.01
$21.51	$22.01	$34.1006 plus $.1137	per each cent of the amount over $21.51
$22.01	$22.52	$39.8109 plus $.1137	per each cent of the amount over $22.01
$22.52	$23.04	$45.6270 plus $.1137	per each cent of the amount over $22.52
$23.04	$23.57	$51.5504 plus $.1024	per each cent of the amount over $23.04
$23.57	$24.11	$56.9848 plus $.1024	per each cent of the amount over $23.57
$24.11	$24.66	$62.5184 plus $.0819	per each cent of the amount over $24.11

5

$24.66	$25.22	$67.0257 plus $.0614	per each cent of the amount over $24.66
$25.22	$25.79	$70.4673 plus $.0410	per each cent of the amount over $25.22
$25.79		$72.8030

Tangible Return on Shareholders’ Equity (“TROE”) Modifier:

The basic Participation Unit value determined above shall be adjusted as follows:

•	If TROE for 2002 – 2005 is less than 15.00%, the Participation Units shall have no value.

•	If TROE is equal to or greater than 15.00% but less than 19.00%, the basic value of a Participation Unit shall be multiplied by a factor of 1.00.

•	If TROE is equal to or greater than 19.00% but less than 26.00%, the basic value of a Participation Unit shall be multiplied by the following factor: 1+(TROE – ..19)5.7143.

If TROE is 26.00% or more, the basic value of a Participation Unit shall be multiplied by 1.40.

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Example: If ACEPS is $20.60 and TROE is 23.70%, each Participation Unit would be worth $30.66.

[$23.4391+100($20.60 – $20.53)$.1043]    x    [1+(.2370 – .19)5.7143] = $30.66